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                                                                    Exhibit 99.1

GOLDEN, CO (September 22, 1999) -- BOLDER Technologies Corporation (Nasdaq NM:
BOLD), BOLDER Technologies announced today that it has appointed Roger Warren to the position of president and chief executive officer, effective October 4, 1999. Currently a member of its board of directors, Mr. Warren most recently served as president of the Micropower and International Division of Rayovac Corporation. Mr. Warren will replace Daniel S. Lankford, who will remain chairman of the board through a transition period expected to last through the end of 1999. At that time, Mr. Warren will assume the position of chairman, and Mr. Lankford will remain as a director and serve in a business consulting capacity thereafter.

"BOLDER is rapidly emerging as a leader in selling power products to consumers and professionals," commented Chairman, President and Chief Executive Officer Daniel Lankford. "Earlier this year, I recommended to the board that we bring in an experienced consumer products executive to lead this transition. Roger brings with him more than 35 years of experience and a track record of success with companies as diverse as Shell Oil, General Foods, Swift and Co., and Rayovac. While serving as a member of the board, Roger has provided us with valuable insights and guidance during our transition to a consumer products company. As we accelerate our growth and identify and enter new markets, we look forward to leveraging Roger's experience to the benefit of BOLDER Technologies. With his background in battery technology and consumer products, Roger is ideally suited to lead this company to its next level of growth."

Roger Warren was a key member of the senior management team that grew Rayovac's consumer and OEM battery sales from $140 million in 1985 to more than $500 million in 1999. From 1977 to 1985, Roger served as vice president and general manager of the U.S. Grocery Division of Swift &Co, a one-billion-dollar-per-year food manufacturing company. During his tenure at Swift, he also served as its director of Corporate Marketing Services and was promoted to vice president/general manager of its International Division. From 1964 to 1977, Mr. Warren served in various finance, sales, marketing and product development positions at General Foods Ltd. in Canada. Mr. Warren earned a BS degree in Economics from the University of Hull in the United Kingdom.

Commenting on his appointment, Mr. Warren stated, "I am very excited to be joining BOLDER in this enhanced capacity. This is a company with a revolutionary technology and a huge market opportunity. Dan and his team have positioned BOLDER to become the market leader in high-powered batteries and products, and I believe that I can help to realize that goal."

"My five years with BOLDER have been extremely rewarding, as we have advanced



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from an early development-stage company through the IPO process and into a high-volume commercial operation. It is now time to pass the baton to a highly qualified consumer products professional whose background and experience prepare him to lead the company to the next stage of growth. I couldn't have more confidence in Roger or in the future of BOLDER," concluded Mr. Lankford.

BOLDER TECHNOLOGIES CORPORATION

Headquartered in Golden, Colorado, BOLDER Technologies is an energy technology company that is developing and commercializing advanced, high-power, rechargeable battery systems based on its patented TMF technology. The Company's TMF technology uses proven lead-acid electrochemistry in a proprietary configuration that has higher power density than any commercially available rechargeable battery. BOLDER Technologies believes that the high power and other performance characteristics of TMF technology offer a number of advantages over existing batteries for a wide range of current and future applications.

SAFE HARBOR STATEMENT

Except for historical information contained herein, this news release may contain forward-looking statements that involve risks and uncertainties, including manufacturing risks associated with implementing new process technology, testing and validating the new production line, achieving commercial-scale manufacturing levels, achieving consistent yields and quality, uncertainty of market acceptance, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's registration statement on Form S-3 on December 5, 1997, as amended through February 19, 1998, the Form 10-K filed March 30, 1999, and Form S-3 filed on July 12, 1999. These risks may in the future cause the Company's results to differ materially from those expressed in any forward-looking statements made by BOLDER.